As filed with the Securities and Exchange Commission on October 31, 2025

Registration No. 333-252685

Registration No. 333-287491

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-252685

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-287491
UNDER THE SECURITIES ACT OF 1933

TELUS International (Cda) Inc.

(Exact name of registrant as specified in its charter)

Province of British Columbia, Canada	98-1362229
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Floor 5, 510 West Georgia Street Vancouver, BC	V6B 0M3
(Address of principal executive offices)	(Zip Code)

TELUS International (Cda) Inc. 2021 Employee Share Purchase Plan
TELUS International (Cda) Inc. Omnibus Long-Term Incentive Plan

TELUS International (Cda) Inc. Amended and Restated 2021 Omnibus Incentive Plan

(Full title of the plans)

Corporation Service Company

19 West 44th Street, Suite 200

New York, New York 10036

(Name and address of agent for service)

1-800-927-9800

(Telephone number, including area code, of agent for service)

Copies to:

Michel E. Belec
Chief Legal Officer
TELUS International (Cda) Inc.
Floor 5, 510 West Georgia Street
Vancouver, BC V6B 0M3
Doreen E. Lilienfeld Melisa Brower	Peter Castiel Amélie Métivier
Allen Overy Shearman Sterling US LLP	Olivier Godbout
599 Lexington Avenue	Stikeman Elliot LLP
New York, New York 10022	1155 René-Lévesque Boulevard West, 41st Floor
(212) 848-4000	Montreal, QC H3B 3V2
(514) 397-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

TELUS International (Cda) Inc. (the “Registrant”) is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) to deregister any and all unsold securities as of the date hereof originally registered by the Registrant pursuant to the Registration Statements:

•	Registration Statement No. 333-252685, filed with the Securities and Exchange Commission (the “Commission”) on February 3, 2021, with respect to (i) 18,651,120 subordinate voting shares, no par value (“Shares”), to be issued under the TELUS International (Cda) Inc. Amended and Restated 2021 Omnibus Incentive Plan (the “2021 Plan”), (ii) 5,328,891 Shares to be issued under the TELUS International (Cda) Inc. 2021 Employee Share Purchase Plan, (iii) 2,096,582 Shares to be issued under the TELUS International (Cda) Inc. Omnibus Long-Term Incentive Plan (stock option awards) and (iv) 912,200 Shares to be issued under the TELUS International (Cda) Inc. Omnibus Long-Term Incentive Plan (phantom stock option awards).

•	Registration Statement No. 333-287491, filed with the Commission on May 21, 2025, with respect to 53,029,066 Shares to be issued under the 2021 Plan.

On October 31, 2025, pursuant to a plan of arrangement under Part 9, Division 5 of the Business Corporations Act (British Columbia), as contemplated by the terms of the definitive arrangement agreement, dated as of September 1, 2025, between TELUS Corporation and the Registrant (the “Arrangement Agreement” and the transactions contemplated by the Arrangement Agreement, the “Arrangement”), TELUS Corporation acquired all of the outstanding Shares and multiple voting shares of the Registrant, and equity awards relating to Shares were treated in accordance with the Arrangement Agreement.

As a result of the Arrangement, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. The Registrant hereby removes from registration, by means of these Post-Effective Amendments, any and all of the securities registered under the Registration Statements that remained unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, Canada on October 31, 2025.

TELUS INTERNATIONAL (CDA) INC.

By:	/s/ Michel E. Belec
Name:	Michel E. Belec
Title:	Chief Legal Officer and Corporate Secretary

No other person is required to sign the Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.